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                         SHURGARD STORAGE CENTERS, INC.
     EXHIBIT (12.1) - STATEMENT RE: COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)



                                                           COMPANY                              PREDECESSOR
                                        ---------------------------------------------- -------------------------------
                                                   YEAR ENDED DECEMBER 31,                      DECEMBER 31,
                                        ---------------------------------------------- -------------------------------
                                             1996           1995            1994            1993            1992
                                        --------------- -------------- --------------- --------------- ---------------
Net income before extraordinary item
                                             32,785          29,572         19,001          18,284          22,055
Fixed charges:
   Interest                                  12,829          12,038          9,105           2,288           2,347
   Amortization of loan costs                 1,120           1,120            629              55              42
                                           --------        --------       --------        --------        --------
                                             13,949          13,158          9,734           2,343           2,389
Net income before extraordinary item
   and fixed charges                         46,734          42,730         28,735          20,627          24,444
Divided by fixed charges(1)                  16,734          14,265          9,734           2,343           2,389
                                           --------        --------       --------        --------        --------
Ratio of earnings to fixed charges             2.79            3.00           2.95            8.80           10.23

(1) Fixed charges includes capitalized interest that was not deducted when arriving at net income.